Exhibit 3.20

CERTIFICATE OF INCORPORATION

OF

ODYSSEY MAGAZINE PUBLISHING GROUP, INC.

THE UNDERSIGNED, acting as the incorporator of a corporation under and in accordance with the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended from time to time (the “DGCL”), hereby adopts the following Certificate of Incorporation for such corporation:

ARTICLE I

NAME

The name of the corporation is Odyssey Magazine Publishing Group, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The street address of the initial registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, postal code 19801, and the name of the Corporation’s initial registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 2,000 shares, divided into two classes consisting of (a) 1,000 shares of common stock, par value $.0001 per share (“Common Stock”), and (b) 1,000 shares of preferred stock, par value $.0001 per share (“Preferred Stock”).

Section 4.2 Preferred Stock.

(a) Shares of Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board”) and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the number of shares constituting that series and the distinctive designation of that series;

(ii) the dividend rate or rates on the shares of that series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) any other relative rights, powers, and preferences, and the qualifications, limitations and restrictions thereof, of that series.

(b) Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate (including any Preferred Stock Designation), the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(c) Each holder of shares of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

ARTICLE V

INCORPORATOR

The name and mailing address of the incorporator is as follows:

Name	Address
Chris Polimeni	American Media Inc. 1000 American Media Way Boca Raton, Florida 33464

ARTICLE VI

DIRECTORS

Section 6.1 Initial Directors. Upon the filing of this Certificate, the powers of the incorporator shall terminate. The names and mailing addresses of the persons who are to serve as the initial directors until the first annual meeting of stockholders of the Corporation and such director’s successor is elected and qualified are as follows:

Name	Address
David J. Pecker	American Media, Inc. 1000 American Media Way Boca Raton, Florida 33464

Chris Polimeni	American Media, Inc. 1000 American Media WayBoca Raton, Florida 33464

Michael Antonello	American Media, Inc. 1000 American Media WayBoca Raton, Florida 33464

Section 6.2 Election. Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY;

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 7.1 Limitation of Director Liability. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 7.1 or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Neither the amendment nor the repeal of this Section 7.1 shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 7.1 would accrue or arise, prior to such amendment or repeal.

Section 7.2 Indemnification.

(a) Each Person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless (including the advancement of expenses related thereto) by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred by this Section 7.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b) The rights conferred on any Covered Person by this Section 7.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 7.2 (including by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 7.2), will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 7.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE VIII

CORPORATE OPPORTUNITIES

Section 8.1 In recognition and anticipation that (i) stockholders (other than stockholders who are employees of the Corporation or any of its Subsidiaries), their Affiliates and their respective directors, principals, officers, employees and/or other representatives may now engage, may continue to engage, or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (ii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage, may continue to engage, or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. Solely for the purposes of this Article VIII, “Affiliate” shall mean (A) in respect of any specified person (other than the Corporation), any other person that, directly or indirectly, is controlled by, controls or us under common control with such specified person and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing, (B) in respect of a Non-Employee Director, such Non-Employee Director’s employer and its Affiliates and any person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any person that, directly or indirectly, is controlled by the Corporation.

Section 8.2 Except as specifically provided in Section 8.4 none of (i) the stockholders (other than stockholders who are employees of the Corporation or any of its Subsidiaries) or any of their Affiliates or (ii) any Non-Employee Director or any of his or her Affiliates (the persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain, directly or indirectly, from (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (B) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for both an Identified Person and the Corporation or any of its Affiliates, expect as specifically provided in Section 8.4.

Section 8.3 Except as specifically provided in Section 8.4, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers such corporate opportunity to another person.

Section 8.4 The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation and the provisions of Sections 8.1, 8.2 and 8.3 shall not apply to any such opportunity.

ARTICLE IX

BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the By-Laws of the Corporation. The By-Laws also may be adopted, amended, altered or repealed by the stockholders.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL; and except as set forth in ARTICLE VII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article.

[Signature page follows]

IN WITNESS WHEREOF, the incorporator of the Corporation hereto has caused this Certificate of Incorporation to be duly executed as of August 8, 2012

/s/ Christopher Polimeni
Christopher Polimeni, Incorporator